Exhibit 8.1

[LETTERHEAD OF WHITE & CASE LLP]

February 24, 2006

Burlington Resources Inc.

717 Texas Avenue, Suite 2100

Houston, Texas 77002

Ladies and Gentlemen:

We are acting as special U.S. tax counsel to Burlington Resources Inc., a Delaware corporation (“Burlington”), in connection with the proposed merger (the “Merger”) of Burlington with and into Cello Acquisition Corp., a Delaware corporation (“Merger Sub”) and a direct wholly-owned subsidiary of ConocoPhillips, a Delaware corporation (“ConocoPhillips”), upon the terms and conditions set forth in the Agreement and Plan of Merger, dated as of December 12, 2005, by and among ConocoPhillips, Merger Sub and Burlington (the “Merger Agreement”). At your request, and in connection with the Form S-4 relating to the Merger Agreement, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to such term in the Merger Agreement.

Pursuant to the Merger Agreement, Burlington shall, at the Effective Time, be merged with and into Merger Sub and each share of Burlington Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Burlington Common Stock owned by ConocoPhillips, Merger Sub or Burlington (except for shares of Burlington Common Stock held in trust or otherwise set aside from shares held in Burlington’s treasury pursuant to a Burlington Benefit Plan other than a Burlington Stock Plan) and (ii) any Dissenting Shares) shall be converted into (x) $46.50 in cash and (y) 0.7214 of a validly issued, fully paid and non-assessable share of ConocoPhillips Common Stock.

In providing our opinion, we have examined the Merger Agreement, the Form S-4, including the Proxy Statement/Prospectus forming a part thereof, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, for purposes of the opinion set forth below, we have relied, with the consent of ConocoPhillips, Merger Sub and Burlington, upon the accuracy and completeness of the statements and representations contained in the officer’s certificates of (i) ConocoPhillips and Merger Sub and (ii) Burlington (the “Officer’s Certificates”), and we have assumed that the Officer’s Certificates will be complete and accurate as of the Effective Time.

We have also assumed, with your consent, that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance with the provisions of the Merger Agreement and as described in the Form S-4 (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement are, and will be as of the Effective Time, true, complete and correct, and the Form S-4

Burlington Resources Inc.

February 24, 2006

is true, complete and correct, (iii) any statements and representations made in the Officer’s Certificates “to the knowledge of” or “to the best knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (iv) the Merger will qualify as a merger under the applicable laws of the State of Delaware. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Form S-4, our opinion as expressed below may be adversely affected.

Opinion

Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations issued thereunder, administrative rulings, judicial decisions, and other applicable authorities, all as in effect and available on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, possibly with retroactive effect, or differing judicial or administrative interpretations, which could affect the tax consequences described herein. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be asserted by the Internal Revenue Service, and no rulings will be obtained from the Internal Revenue Service concerning the matters described in this opinion.

Based upon and subject to the foregoing, we are of the opinion that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Subject to the assumptions, qualifications and limitations contained or referenced therein, we hereby confirm our opinion under the caption “Material United States Federal Income Tax Consequences of the Merger” in the proxy statement/prospectus of Burlington and ConocoPhillips, which forms a part of the registration statement of ConocoPhillips on Amendment No. 3 to the Form S-4 filed with the U.S. Securities and Exchange Commission in connection with the Merger. That opinion is based on the Code, the Treasury Regulations issued thereunder and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof.

Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may adversely affect the continuing validity of the foregoing opinion. We assume no responsibility to inform Burlington of any such change or inaccuracy that may occur or come to our attention. Except for the opinion set forth above and our opinion set forth under the caption “Material United States Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus, we express no opinion as to any other tax consequences of the Merger to any party under U.S. federal, state, local or foreign laws.

We are furnishing this opinion to you solely for your benefit in connection with the Merger so that you may comply with your obligations under U.S. federal securities laws, and this opinion may not be relied upon by any other person or for any other purpose without our prior express written consent in each instance. We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to Amendment No. 3 to the Form S-4. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

You (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions described herein and all materials of any kind (including this opinion or other opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure. For purposes of this

Burlington Resources Inc.

February 24, 2006

authorization, “tax treatment” means the purported or claimed U.S. federal or state income tax treatment of the transaction, and “tax structure” means any fact that may be relevant to understanding the purported or claimed U.S. federal or state income tax treatment of the transaction. The authorization to disclose the tax treatment and tax structure of the transactions described herein contained in this paragraph was applicable immediately upon commencement of discussions with respect to the transactions described herein.

Very truly yours,

/s/ White & Case LLP

SIJ: JWD: JDR